EXHIBIT 10.a

NOTICE TO U.S. TAX RESIDENTS:

VESTING OF THIS RESTRICTED STOCK UNIT AWARD WILL BE A TAXABLE EVENT AND WILL RESULT IN THE
RECOGNITION BY YOU OF ORDINARY INCOME IN AN AMOUNT EQUAL TO THE FAIR MARKET VALUE OF THE
SHARES UNDERLYING THIS RESTRICTED STOCK UNIT AWARD THAT BECOME VESTED ON EACH VESTING DATE.
ON SUCH DATE AND AS A CONDITION TO THE SHARES BEING RELEASED TO YOU, THE COMPANY MUST
COLLECT ALL REQUIRED INCOME, SOCIAL AND OTHER PAYROLL TAX WITHHOLDING FROM YOU BASED UPON
SUCH FAIR MARKET VALUE.

NOTICE TO NON-U.S. RESIDENTS:

YOU MAY HAVE ADDITIONAL TERMS AND CONDITIONS FOR YOUR AWARD, WHICH ARE DESCRIBED IN EXHIBIT
A TO THIS AGREEMENT. IN ADDITION, IF YOU ARE A TAX RESIDENT OF A COUNTRY OUTSIDE THE U.S.,
YOUR TAX CONSEQUENCES MAY BE DIFFERENT THAN DESCRIBED ABOVE. AS A CONDITION TO THE SHARES
BEING RELEASED TO YOU, THE COMPANY MUST COLLECT ALL REQUIRED INCOME, SOCIAL AND OTHER
PAYROLL TAX WITHHOLDING THAT MAY BE DUE BY REASON OF THE GRANT OR VESTING OF THIS AWARD.

ADC TELECOMMUNICATIONS, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

TO:	STOCK PROGRAM ID#:
RSU#:	SAP EMPLOYEE ID#:

To encourage your continued employment with ADC Telecommunications, Inc. (the “Company”) or its Affiliates, you have been granted this restricted stock unit award (the “Award”) pursuant to the Company’s Global Stock Incentive Plan (the “Plan”). The Award represents the right to receive shares of Common Stock of the Company subject to the fulfillment of the vesting conditions set forth in this agreement and the additional terms and conditions set for the in Exhibit A to this agreement (collectively, this “Agreement”).

The terms of the Award are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The terms of the Award are as follows:

1. Grant Date:

2. Number of Restricted Stock Units Subject to this Award:

3. Vesting Schedule: The Award will vest according to the following schedule:

Number of Restricted Stock
Date	Units that will Vest

4. Conversion of Restricted Stock Units and Issuance of Shares. Subject to your continued employment and the other terms of the Award, upon each vesting of the Award (each a “Vest Date”), you shall receive, in accordance with the terms and provisions of the Plan and this Agreement, one share of Common Stock for each restricted stock unit that vests on such Vest Date (the “Shares”). The Company will transfer such Shares to you as soon as administratively feasible following your satisfaction of any required tax withholding obligations. No fractional shares shall be issued under this Agreement. No Shares shall be issued upon vesting of the Award unless such issuance complies with all relevant provisions of law and the requirements of any stock exchange upon which the Shares are then listed. You understand that your participation in the Plan is conditioned on the Company obtaining all necessary orders, decisions, rulings and approvals from the relevant governmental regulatory authorities. The Award does not entitle you to any shareholder rights (e.g., no voting or dividend rights). The Company reserves the right to determine the manner in which the Shares are delivered to you, including but not limited to delivery by direct registration with the Company’s transfer agent or delivery to a broker designated by the Company.

5. Termination of Employment.

(a) For all purposes of this Agreement, the term “Employment Termination Date” shall mean the earlier of:

(i)	the date, as determined by the Company, that you are no longer actively employed by the Company or an Affiliate of the Company, and in the case of an involuntarily termination, such date shall not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); or

(ii)	the date, as determined by the Company, that your employer is no longer an Affiliate of the Company.

(b) If your Employment Termination Date occurs before the full vesting of this Award, the entire unvested portion of the Award as of your Employment Termination Date shall be forfeited and immediately cancelled.

(c) The Committee shall have the exclusive discretion to determine the Employment Termination Date.

6. Right to Shares. You shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to cash dividends paid by the Company on shares of its Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to you at vesting.

7. Tax Withholding.

(a) Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that Company and/or your Employer: (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant, vesting or issuance of Shares, the subsequent sale of Shares acquired pursuant to such vesting and the receipt of any dividends or dividend equivalents (if any); and (2) do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items.

As a condition and term of this Award, no election under Section 83(b) of the United States Internal Revenue Code may be made by you with respect to this Award.

(b) Prior to any taxable event arising as a result of the Award you must make such arrangements as the Company or its Affiliates may permit or require for the satisfaction of tax withholding obligations (including U.S. federal, state and local taxes and any non-U.S. taxes or social contributions) that the Company determines are or may be required in connection with such event (the “Tax Withholding Obligation”). If permitted by the Company, you may satisfy your Tax Withholding Obligation in one of the following three ways:

(i)	Direct Payment: you may elect to satisfy your Tax Withholding Obligation by delivering to the Company, no later than three (3) U.S. business days after any Vest Date, a wire transfer or certified or cashier’s check payable to the Company in U.S. dollars equal to the amount of the Tax Withholding Obligation, as determined by the Company. This is referred to as a “Cash Payment Election”;

(ii)	Share Withholding: you may elect to have the Company retain from the Shares issuable on each Vest Date that number of Shares having a Fair Market Value on the Vest Date that is sufficient to satisfy your Tax Withholding Obligation. This is referred to as a “Share Withhold Election”; or

(iii)	Sale of a Portion of Shares: you may elect to have the broker designated by the Company sell on your behalf a whole number of Shares from those Shares issuable to you on each Vest Date to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. This is referred to as a “Sell to Cover Election.”

The Company reserves the right to specify from time-to-time which of the foregoing three elections will be available and to specify the time and manner for making an election. If no election is made by you or if you make a Cash Payment Election and fail to deliver the required funds to the Company on a timely basis, then the Company may, in its sole discretion, require either a Share Withhold Election or a Sell to Cover Election. Your acceptance of this Award constitutes your consent and authorization for the Company to take such action as may be necessary to effectuate either such election.

(c) If you make a Sell to Cover Election (or if the Company makes this election in its discretion) you will be responsible for all broker’s fees and other costs of sale. In addition, the broker will be instructed to sell a sufficient number of whole Shares to generate cash proceeds equal to the Tax Withholding Obligation. Neither the Company nor the broker used by the Company will guarantee any particular sale price for the sale of such Shares. Accordingly, you may be required to sell more Shares than would be required if a Share Withhold Election were made (if available). Alternatively, such sale may result in additional tax obligations for you if the sale price is greater than the Fair Market Value of the Shares on the Vest Date.

(d) The Company may refuse to issue any Shares to you until you satisfy any Tax Withholding Obligation.

(e) If your Tax Withholding Obligation is not satisfied by the means described above, you authorize your Employer to withhold all such obligations from your wages or other cash compensation paid to you by your Employer.

8. Transfer of Award. Your rights under the Award may not be sold, assigned, transferred, pledged or disposed of in any way, except by will or by the laws of descent and distribution, without the prior written consent of the Company.

9. Acceleration of Vest Dates. In the event of a “Change in Control” of the Company prior to any Vest Date, the entire unvested portion of this Award shall become immediately vested on the effective date of such Change in Control, and you will be required to satisfy any applicable Tax Withholding Obligations. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Change in Control” shall mean:

(i)	a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement;

(ii)	the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, determined in accordance with Rule 13d-3, excluding, however, any securities acquired directly from the Company (other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company); however, that for purposes of this clause the term “person” shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan;

(iii)	the Continuing Directors cease to constitute a majority of the Company’s Board of Directors;

(iv)	consummation of a reorganization, merger or consolidation of, or a sale or other disposition of all or substantially all of the assets of, the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the persons who were the beneficial owners of the Company’s outstanding voting securities immediately prior to such Business Combination beneficially own voting securities of the corporation resulting from such Business Combination having more than 50% of the combined voting power of the outstanding voting securities of such resulting Corporation and (B) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were Continuing Directors at the time of the action of the Board of Directors of the Company approving such Business Combination;

(v)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(vi)	the majority of the Continuing Directors determine in their sole and absolute discretion that there has been a change in control of the Company.

(vii)	the definition of “Change in Control” is subject to changes as may be determined by the Compensation Committee of the Company’s Board of Directors as necessary to comply with the requirements of Section 409A of the Internal Revenue Code, as added by the American Jobs Creation Act.

(b) “Continuing Director” shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, who is not an Acquiring Person (as defined below) or an Affiliate or Associate (as defined below) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (x) was a member of the Board of Directors on the date of this Agreement as first written above or (y) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this subparagraph (b), “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, but shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan; and “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

10. Further Acts. You agree to execute and deliver any additional documents and to perform any other acts necessary to give full force and effect to the terms of this Agreement.

11. New, Substituted or Additional Securities. In the event of any stock dividend, stock split or consolidation or any like capital adjustment of any of the outstanding securities of the Company, all new, substituted or additional securities or other property to which you become entitled by reason of the Award shall be subject to forfeiture to the Company with the same force and effect as is the Award immediately prior to such event.

12. Severability. In the event that any provision of this Agreement is deemed to be invalid or unenforceable, the remaining provisions shall nevertheless remain in full force and effect without being impaired or invalidated in any way.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflict of laws principles. By accepting this Award, you agree to submit to the jurisdiction of any state or federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Agreement or the Award, and agree that all claims in respect of the action or proceeding may be heard and determined in any such court. You also agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. You hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waive any bond, surety, or other security that might be required of the Company or any of its Affiliates with respect thereto. You further agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

14. Limitation on Rights; No Right to Future Grants; Extraordinary Item. By entering into this Agreement and accepting the Award, you acknowledge that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time as provided in the Plan; (b) the grant of the Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of the Award is an extraordinary item which is outside the scope of your employment contract, if any; (f) the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) the future value of the Shares subject to the Award is unknown and cannot be predicted with certainty, (h) neither the Plan, the Award nor the issuance of the Shares confers upon you any right to continue in the employ of (or any other relationship with) the Company or any of its Affiliates, nor do they limit in any respect the right of the Company or any of its Affiliates to terminate your employment or other relationship with the Company or any of its Affiliates, as the case may be, at any time,(i) no claim or entitlement to compensation or damages arises from termination of the Award which results from the termination of your employment by the Company or your Employer (for any reason and whether or not in breach of contract) or any diminution in value of the Award or Shares issued pursuant to the Award and you irrevocably release the Company and its Affiliates from any such claim that may arise, (j) you consent to the delivery by electronic means of any notices, documents or election forms related to the Award, the Plan or future grants under the Plan, if any, and (k) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive Awards under the Plan, if any, will terminate on the Employment Termination Date.

15. Data Privacy Consent. You hereby consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and its Affiliates hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its Affiliates, and details of all Awards to you under the Plan, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country of residence or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country of residence. You may request a list with the names and addresses of any potential recipients of the Data by contacting ADC’s HR Stock Compensation Group. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired upon settlement of the Award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing ADC’s HR Stock Compensation Group. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you may contact ADC’s HR Stock Compensation Group.

16. Execution of Award Agreement. Please acknowledge your acceptance of the terms and conditions of the Award by signing one copy of this Agreement and returning it to ADC’s HR Stock Compensation Group at the address listed below. IF YOU DO NOT RETURN AN EXECUTED COPY OF THIS AGREEMENT TO ADC’S HR STOCK COMPENSATION GROUP WITHIN SIXTY (60) DAYS OF THE MAIL DATE OF THIS AGREEMENT, YOU WILL BE DEEMED TO HAVE REJECTED THIS AWARD AND YOU WILL HAVE NO FURTHER RIGHTS WITH RESPECT TO THE AWARD.

Very truly yours,

ADC TELECOMMUNICATIONS, INC.

Vice President and General Counsel

ACCEPTANCE AND ACKNOWLEDGMENT

I accept the Restricted Stock Unit Award described in this Agreement and in the Plan, and acknowledge receipt of a copy of this Agreement, the Plan and the Plan Prospectus, and acknowledge that I have read them carefully and that I fully understand their contents.

Dated:

Government/Tax Payer # Address

Return to ADC’s HR Stock Compensation Group as follows:

Postal Mail:
ADC
Attn: Stock Compensation Program, MS 56
P.O. Box 1101
Minneapolis, MN 55440-1101 USA

Express Mail:
ADC
Attn: Stock Compensation Program, MS 56
13625 Technology Drive
Eden Prairie, MN 55344 USA

Facsimile:
ADC
Attn: Stock Compensation Program
+1-952-238-1525

EXHIBIT A

TO THE

ADC TELECOMMUNICATIONS, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Exhibit A to the Restricted Stock Unit Award Agreement (the “Agreement”) includes additional terms and conditions of the grant of the Awards that will apply to any residents of the countries listed below. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

Australia

Your Award is granted pursuant to the Australian Addendum which is an addendum to the Plan, and therefore, your Award is subject to the terms and conditions as stated in the Australian Addendum, the Plan and the Agreement.

Austria

If you hold Shares obtained through the Plan outside Austria (even if you hold them outside of Austria with an Austrian bank), you must submit a report to the Austrian National Bank using the form “Standmeldung.” An exemption applies if the value of the securities on December 31 does not exceed €75,000. The reporting date is December 31; the deadline for filing the report is March 31 of the following year. The forms can be obtained at the Austrian National Bank. When Shares are sold, there may be exchange control obligations if the cash received is held outside Austria. A separate reporting requirement applies to your non-Austrian cash accounts. A non-Austrian cash account must be reported to the Austrian National Bank at the postal address listed above on or before the tenth day of the month following the month in which the account is opened. In addition, if the transaction volume of all accounts abroad exceeds €2.5 million, the movements and the balance of all accounts must be reported monthly, as of the last day of the month, on or before the tenth day of the following month by filing the form “Auslandskontenmeldung.” If the transaction value of all cash accounts abroad is below €2.5 million, no ongoing reporting requirements apply.

You should be aware that you may be entitled to revoke your Award acceptance on the basis of the Austrian Consumer Protection Act under the following conditions:

(i) If you agree to receive an Award, you may be entitled to revoke your acceptance of the Award. The revocation must be made within one week of the day you signed the Agreement; or

(ii) You may be entitled revoke your acceptance of the Award if circumstances relevant to your decision to enter into the Agreement, as presented by the Company, either do not materialize or materialize to a significantly reduced extent, through no fault of your own. This revocation must be made within one week of the time it is foreseeable that the circumstances mentioned above do not materialize or materialize at a significantly reduced extent, provided you received written information on this right of revocation.

Please note the revocation must be in written form to be valid. It is sufficient if you return the Agreement to the Company or the Company’s representative with language which can be understood as your refusal to conclude or honor the terms contained in the Agreement. It is sufficient if the revocation is sent within the period discussed above.

Belgium

You are required to report any security or bank account maintained outside of Belgium on your annual tax return.

Canada (Quebec only)

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Canada (all provinces)

You are permitted to sell Shares acquired upon vesting of the Award through the designated broker appointed by the Company provided the resale of Shares takes place outside of Canada through the facilitates of the stock exchange which the Shares are listed. Currently, the Company’s Shares are listed on NASDAQ.

Denmark

If you make or receive payments in excess of DKK250,000 (a per transaction limit), the transaction should be reported to the Danish National Bank. If you transfer in excess of DKK250,000 to a local bank (e.g., as a result of the sale of Shares), the local bank similarly will request certain information regarding the transaction from you; it will then submit the relevant information to the Danish National Bank on your behalf. Therefore, in most circumstances, the local bank involved in the transaction will satisfy the reporting obligation.

If you establish a “safety-deposit account” (i.e., an account holding Shares) or a “deposit account” (i.e., an account holding cash) abroad, you will not be required to report the account to the Danish National Bank. (Please note that these obligations are separate from and in addition to the obligations described below.)

You may hold Shares acquired through the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the Shares are held with a foreign broker or bank, you are required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, you must file a Form V (Erklaering V) with the Danish Tax Administration. Both you and the broker or bank must sign the Form V. By signing the Form V, the broker or bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the Shares in the account. By signing the Form V, you authorize the Danish Tax Administration to examine the account. A sample of the Form V can be found at the following website: www.erhverv.toldskat.dk/blanketter/49023.pdf.

In addition, if you open a brokerage account (or a deposit account with a U.S. bank), the brokerage account (or bank account, as applicable) will be treated as a deposit account because cash can be held in the account. Therefore, you must also file a Form K (Erklaering K) with the Danish Tax Administration. Both you and the broker must sign the Form K. By signing the Form K, the broker undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account. By signing the Form K, you authorize the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website: www.erhverv.toldskat.dk/blanketter/49021.pdf.

By accepting this Award, you acknowledge that you understand and agree that this grant relates to future services to be performed and is not a bonus or compensation for past services.

Finland

This offer is private and not subject to regulations under the Finnish Securities Market Act.

France
You may hold Shares issued to you upon vesting of the Award outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

Germany

Cross-border payments in excess of €12,500 must be reported monthly. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with sale of Shares, the bank will make the report. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, you must also report your holding annually in the unlikely event that you holds Shares representing 10% or more of the total or voting capital of the Company.

Hong Kong

The Company specifically intends that the Plan will not be an occupational retirement scheme for the purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, your grant shall be void.

In the event that you receive Shares prior to six months after the grant date, you (or your beneficiary) must execute an undertaking satisfactory to Company not to sell the Shares acquired through the Plan prior to six months after the grant date.

Hungary

This offering is not regulated by Act CXI of 1996 on the Offering of Securities, Investment Services and the Stock Exchange.

Ireland

This Award is granted pursuant to the Plan and the Shares which may be issued upon vesting of the Award are offered in a private transaction. This is not an offer to the public.

If you are a director, shadow director or secretary of an Irish subsidiary of Company, you are subject to certain notification requirements under the Companies Act, 1990. Among these requirements is an obligation to notify the Irish subsidiary in writing when you receive an interest (e.g., Shares) in Company and the number and class of Shares or rights to which the interest relates. In addition, you must notify the Irish subsidiary when you sell Shares acquired through the vesting of your Award. You must notify the Irish subsidiary of the acquisition or disposal of an interest in Shares within five days following the day of acquisition or disposal of the interest in Shares. These notification requirements also apply to any rights or Shares acquired by your spouse or child(ren) (under the age of 18). Please contact Company to obtain a copy of the notification form.

Italy

By accepting this Award, you acknowledge that you have received a copy of the Plan, reviewed the Plan and this Agreement in their entirety and fully understand and accept all provisions of the Plan and this Agreement. In addition, you acknowledge that the Award is not meant to incentivize, compensate or reward you for your efforts for your employer.

Exchange control reporting is required if you transfer cash or Shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars. If the payment is made through an authorized broker resident in Italy, the broker will comply with the reporting obligation. In addition, you will have exchange control reporting obligations if you have any foreign investment (including stock) held outside Italy in excess of €12,500 or the equivalent amount in U.S. dollars. The reporting must be done on your individual tax return.

Japan

If you acquire Shares valued at more than ¥100,000,000 in a single transaction, you must file a report with the Ministry of Finance through the Bank of Japan within 20 days of the issuance of the Shares. The reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

Malaysia
You must comply with the following exchange control reporting obligations if you are a Malaysian resident for exchange control purposes: (i) you must repatriate all proceeds from the sale of Shares and all dividend payments (if any) to Malaysia as soon as the proceeds/dividends are received; and (ii) you must file a Form R with Bank Negara if the amount of funds repatriated exceeds RM50,000 (or its equivalent in foreign currency).

If you are a director of a Malaysian affiliate of ADC, you are subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian affiliate in writing when you receive an interest (e.g., Shares) in Company or any related companies. In addition, you must notify the Malaysian affiliate when you sell Shares of Company or any related company (including when you sell Shares acquired through vesting of your Award). Additionally, you must also notify the Malaysian affiliate of Company if there are any subsequent changes in your interest in Company or any related companies. These notifications must be made within 14 days of acquiring or disposing of any interest in Company or any related company.

Mexico

The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability to you.

This invitation and, in your case, the acquisition of Shares does not, in any way, establish a labor relationship between you and the Company, and it does not establish any rights between you and your employer.

La invitación que the Company hace en relación con el Plan es unilateral y discrecional, por lo tanto, the Company se reserva el derecho absoluto para modificar o terminar el mismo, sin ninguna responsabilidad para usted.

Esta invitación y, en su caso, la adquisición de acciones, de ninguna manera establecen relación laboral alguna entre usted y the Company y tampoco establece derecho alguno entre usted y su empleador.

Netherlands

By accepting this Award, you acknowledge that: (i) the grant is intended as an incentive for you to remain employed with your current employer and is not intended as remuneration for labor performed; (ii) the grant is not intended to replace any pension rights or compensation; and (iii) in the case of a merger, take-over or transfer of liability, the benefits granted under the Plan will not transfer automatically to another company.

Poland

If you acquire Shares through participation in the Plan, you must file an annual report with the National Bank of Poland declaring ownership of foreign Shares.

Singapore

If you are a director, associate director or shadow director of a Singapore affiliate of Company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean affiliate in writing when you receive an interest (e.g., Shares) in Company or any related companies. Please contact Company to obtain a copy of the notification form. In addition, you must notify the Singapore affiliate when you sell Shares of Company or any related company (including when you sell Shares acquired upon vesting of your Award). These notifications must be made within two days of acquiring or disposing of any interest in Company or any related company. In addition, a notification must be made of your interest in Company or any related company within two days of becoming a director.

South Korea

Exchange control laws require Korean residents who realize US$100,000 or more from the sale of Shares to repatriate the proceeds back to Korea within six months of the sale.

Spain

By accepting this Award, you acknowledge that: (i) you understand and agree to the terms of the Plan; (ii) you consent to participation in the Plan; (iii) and you have received a copy of the Plan.

You understand that Company has unilaterally, gratuitously, and discretionally decided to distribute Awards under the Plan to individuals who may be employees of the Company or its affiliates throughout the world. The decision is a temporary decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind Company or any of its affiliates presently or in the future. Consequently, you understand that any grant is given on the assumption and condition that it shall not become a part of any employment contract (either with Company or any of its affiliates) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Further, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the Award and underlying Shares is unknown and unpredictable. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Awards shall be null and void and the Plan shall not have any effect whatsoever.

It is your responsibility to comply with exchange control regulations in Spain. When receiving foreign currency payments derived from the ownership of Company Shares (i.e., as a result of the sale of the Shares), you must inform the financial institution receiving the payment, the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) additional information that may be required.

If you wish to import the ownership title of the Company Shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the Spanish Dirección General de Comercio e Inversiones of the Ministry of Economy.

This offer is considered a private placement outside of the scope of Spanish law on public offerings and issuances.

Sweden
No special provisions.

Switzerland
The grant is considered a private offering in Switzerland and is therefore not subject to registration in Switzerland.

United Arab Emirates
The Plan is only being offered to qualified employees and is in the nature of providing equity incentives to employees of the Company’s affiliate in the United Arab Emirates.

United Kingdom

You agree that if Company does not withhold the amount of income tax and National Insurance Contributions that you are responsible for as a result of the grant, vesting, release, assignment or cancellation of the Award (the “Taxable Event”) from you within 90 days after the Taxable Event, that the amount that should have been withheld from you shall constitute a loan owed by you to your employer, effective 90 days after the Taxable Event. You agree that the loan will bear interest at the UK official rate of interest and it will be immediately due and repayable and Company and/or your employer may recover it at any time thereafter by withholding the funds from your salary, bonus or any other funds due by your employer to you, by withholding in Shares acquired upon vesting of the Award or by demanding cash or a check from you.

Venezuela

You acknowledge and agree that any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You also acknowledge that: (i) this offer is personal, private, exclusive and non-transferable; (ii) you have been selected to receive a grant only because you meet the eligibility requirements contained in the Plan; and (iii) this offer is not being communicated using any means of publicity.

Recently, the Government of Venezuela established an exchange control regime. You should consult with your legal advisor to determine how these new requirements impact your participation in the Plan.